UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 11, 2016

SPENDSMART NETWORKS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

805 Aerovista Place, Suite 205 San Luis Obispo, CA	93401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 497-6081

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

As a result of the closing on February 5, 2016 of the Company’s Offer to Amend and Exercise certain warrants and pursuant to the terms of the convertible promissory notes, the following promissory notes were converted into shares of the Company’s common stock and warrants to purchase common stock as follows: Siskey Capital October 5, 2015 Note: 1,029,918 shares of common stock and 3,089,754 warrants to purchase common stock; Dyke Rogers November 12, 2015 Note: 1,000,987 shares of common stock and 3,002,961 warrants to purchase common stock; Sol Barer November 13, 2015 Note: 538,752 shares of common stock and 1,616,256 warrants to purchase common stock; Isaac Blech November 13, 2015 Note: 229,294 shares of common stock and 687,882 warrants to purchase common stock; West Charitable Remainder Unitrust November 13, 2015 Note: 539,778 shares of common stock and 1,619,334 warrants to purchase common stock; River Charitable Remainder Trust November 13, 2015 Note: 359,852 shares of common stock and 1,079,556 warrants to purchase common stock; Liberty Charitable Remainder Trust November 13, 2015 Note: 269,429 shares of common stock and 808,287 warrants to purchase common stock; and Windham-BMP Investments November 16, 2015 Note: 323,669 shares of common stock and 971,007 warrants to purchase common stock. Techno-Ventures also agreed to convert $200,000 of their July 15, 2015 Note: 1,333,334 shares of common stock and 1,333,334 warrants to purchase common stock.  All warrants set forth above have an exercise price of $0.15.

Item 5.02	Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

Effective February 11, 2016, the Company appointed Luke Wallace as Chief Operating Officer. Mr. Wallace had been serving as the Company’s Vice President of Operations since February 2014. Mr. Wallace was a co-founder of the “SMS Masterminds” business that the Company purchased in 2014. Mr. Wallace’s annual base salary is $200,000 of which $160,000 is paid in cash and $40,000 in options to purchase the Company’s common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPENDSMART NETWORKS, INC.
	By:	/s/ Alex Minicucci
Dated: February 16, 2016		Alex Minicucci
Chief Executive Officer